EXHIBIT 11

                     U.S. PHYSICIANS, INC. AND SUBSIDIARIES
              PRO FORMA NET LOSS PER COMMON SHARE CALCULATION

                                                                      YEAR ENDED       THREE MONTHS ENDED
                                                                  DECEMBER 31, 1997      MARCH 31, 1998
                                                                  -----------------    ------------------
Pro forma net loss per common share:
Net loss ......................................................       $   (6,262)           $     (831)
                                                                      ==========            ==========
 Weighted average number of shares issued and
  outstanding...................................................             515                   518
 Preferred stock converted into common stock upon
  consummation of the initial public offering ..................             998                 1,021
                                                                      ----------            ----------
 Shares used in computing pro forma net loss per common share...           1,513                 1,539
                                                                      ==========            ==========
 Pro forma net loss per common shares ..........................     $     (4.14)           $    (0.54)
                                                                      ==========            ==========
